SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 2, 2015

WALGREENS BOOTS ALLIANCE, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-36759	47-1758322
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

108 Wilmot Road, Deerfield, Illinois	60015
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (847) 315-2500

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e) On November 2, 2015, following approval by the Compensation Committee of the Board of Directors, the Company entered into a Consulting Services Agreement (the “Agreement”) with Timothy R. McLevish. Mr. McLevish previously served as the Company’s Executive Vice President and Chief Financial Officer from August 2014 to February 2015, and subsequently as a consultant under a prior Consulting Services Agreement with the Company. The Agreement provides that Mr. McLevish will provide advice and counsel to the Chief Executive Officer of the Company on the post-restructuring integration of the Company, cost savings objectives, business development initiatives and such other matters as they deem appropriate. The initial term of the Agreement ends on February 28, 2016, subject to earlier termination in certain circumstances specified in the Agreement. If in effect upon the completion of the initial term, the Agreement will automatically continue on a month-to-month basis, subject to either party’s right to terminate the Agreement as specified therein. As consideration for the consulting services, for the initial term Mr. McLevish will receive a base fee of $1,000,000, in accordance with the timing of payment and other terms and conditions of the Agreement. Following the initial term, Mr. McLevish will receive a base monthly fee of $166,667 (with a pro-rated amount for any partial month). Mr. McLevish also will be eligible for a performance-based fee for the initial term and each subsequent six-month period of the Agreement or portion thereof (in each case up to the total base fees received for such measuring period), to be determined in the discretion of the Company’s Chief Executive Officer and Executive Chairman, acting together, and subject to the terms and conditions of the Agreement. Mr. McLevish also will be reimbursed for reasonable expenses incurred in the performance of such services. The foregoing summary is qualified in its entirety by reference to the full text of the Agreement, a copy of which is filed as Exhibit 10.1 hereto and incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits

Exhibit	Description

10.1	Consulting Services Agreement between Walgreens Boots Alliance, Inc. and Timothy McLevish dated November 2, 2015

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WALGREENS BOOTS ALLIANCE, INC.

Date: November 5, 2015	By:	/s/ Jan Stern Reed

	Title:	Senior Vice President, General Counsel and Corporate Secretary